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                                                                     EXHIBIT 8.1

                                December 1, 1997




Resource Bancshares Corporation
1901 Main Street, Suite 650
Columbia, South Carolina 29201

         Re: Federal Income Tax Consequences of Merger of RBC Merger Sub, Inc., a Wholly Owned Subsidiary of Resource Bancshares Mortgage Group, Inc., with and into Resource Bancshares Corporation

                  --------------------------------------------------------------

Gentlemen:

         We have acted as tax counsel to Resource Bancshares Corporation ("RBC") in connection with the merger (the "Merger") of RBC Merger Sub, Inc. ("RBC Merger Sub"), a wholly owned subsidiary of Resource Bancshares Mortgage Group, Inc. ("RBMG"), with and into RBC, pursuant to the Merger Agreement dated as of April 18, 1997, among RBMG, RBC Merger Sub and RBC, as amended by First Amendment to Agreement of Merger dated September 18, 1997 and Second Amendment to Agreement of Merger dated November 12, 1997 (the "Agreement"), by and among RBC, RBC Merger Sub and RBMG. You have requested our opinion, in our capacity as tax counsel to RBC, regarding certain of the federal income tax consequences of the Merger.

         We understand that our opinion will be an Exhibit to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger and will be referred to in the Joint Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") that forms part of such Registration Statement. We hereby consent to such use of our opinion and to such reference. By giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations promulgated thereunder.

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December 1, 1997
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         All capitalized terms used herein without definition have the respective meanings specified in the Agreement.

                             INFORMATION RELIED ON

         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement and the Proxy Statement/Prospectus. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of RBC and RBMG.

         Based upon the aforementioned information and representations, we have assumed that the following statements are true on the date hereof and will be true at the time of the Merger:

         (1) The Merger will be consummated in compliance with the terms of the Agreement as described in the draft of the Joint Proxy
Statement/Prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 No. 333-29248 filed on December 1, 1997.

         (2) The fair market value of the RBMG Common Stock and other consideration received by each RBC stockholder will be approximately equal to the fair market value of the RBC voting common stock or the RBC non-voting common stock (collectively "RBC Common Stock") surrendered in the Merger.

         (3) At the Effective Time, there will be no plan or intention by the stockholders of RBC owning in the aggregate in excess of 50 percent of the RBC Common Stock, and to the best knowledge of the management of RBC, there will be no plan or intention on the part of the remaining stockholders of RBC to sell, exchange or otherwise dispose of a number of shares of RBMG Common Stock received in the Merger that would reduce the RBC stockholders' ownership of RBMG Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding RBC Common Stock as of the same date. For purposes of this determination, shares of RBC Common Stock

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December 1, 1997
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exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of RBC Common Stock will be treated as outstanding RBC Common Stock on the date of the Merger. Moreover, shares of RBC Common Stock held by RBC stockholders as of April 18, 1997 and shares of RBMG stock acquired by RBC stockholders in the Merger which are sold, redeemed or otherwise disposed of prior or subsequent to the Merger will be considered in making this determination.

         (4) Immediately following the Merger, RBC will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of RBC Merger Sub's net assets and at least 70 percent of the fair market value of RBC Merger Sub's gross assets held immediately prior to the Merger. For purposes hereof, amounts paid by RBC or RBC Merger Sub to dissenters, amounts paid by RBC or RBC Merger Sub to RBC stockholders who receive cash or other property, amounts used by RBC or RBC Merger Sub to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by RBC or RBC Merger Sub will be included as assets of RBC or RBC Merger Sub, respectively, held immediately prior to the Merger.

         (5) Prior to the Merger, RBMG will directly own all of the outstanding shares of stock of RBC Merger Sub.

         (6) RBC has no plan or intention to issue additional shares of its stock that would result in RBMG acquiring or owning after the Merger less than 80 percent of the total combined voting power of all classes of RBC stock entitled to vote and at least 80 percent of the total number of outstanding shares of all other classes of RBC stock.

         (7) RBMG has no plan or intention to cause RBC to issue additional shares of RBC stock that would result in RBMG (or a wholly owned subsidiary of RBMG) owning after the Merger less than 80 percent of the total combined voting power of all classes of RBC stock entitled to vote and at least 80 percent of the total number of outstanding shares of all other classes of RBC stock.

         (8) RBMG has no plan or intention to reacquire any of the shares of RBMG Common Stock issued in the Merger other than any shares of RBMG common stock acquired pursuant to any dividend reinvestment plan, stock repurchase program or employee benefit plan.
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December 1, 1997
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         (9)      RBMG has no plan or intention to liquidate RBC; to merge RBC with or into another corporation (other than the merger of RBC Merger Sub into RBC); to sell or otherwise dispose of any of the RBC Common Stock, except for transfers of stock to corporations controlled by RBMG; or to cause RBC to sell or otherwise dispose of any of its assets or any of the assets acquired from RBC Merger Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by RBC.

         (10) RBC Merger Sub will have no liabilities at the time of the Merger, and will not transfer to RBC any assets subject to liabilities in the transaction.

         (11) Following the Merger, RBC will continue its historic business or use a significant portion of its historic business assets in a business.

         (12) RBC, RBC Merger Sub, and RBMG will pay their respective expenses incurred in connection with the Merger.

         (13) There is no intercorporate indebtedness existing between RBMG and RBC or between RBC Merger Sub and RBC that was or will be issued, acquired or settled at a discount.

         (14) In the Merger, RBMG will acquire shares of RBC Common Stock representing at least 80 percent of the total combined voting power of all classes of RBC stock entitled to vote and at least 80 percent of the total number of outstanding shares of all other classes of RBC stock, solely in exchange for voting stock of RBMG. For purposes hereof shares of RBC Common Stock exchanged for cash or other property originating with RBMG will be treated as outstanding RBC Common Stock on the date of the Merger.

         (15) At the time of the Merger, RBC will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in RBC that, if exercised or converted, would affect RBMG's acquisition or retention of RBC Common Stock representing at least 80 percent of the total combined voting power of all classes of RBC stock entitled to vote and at least 80 percent of the total number of outstanding shares of all other classes of RBC stock.

         (16) Neither RBMG nor any subsidiary of RBMG owns, directly or indirectly, nor has any such corporation owned during the past five years, directly or indirectly,

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any capital stock of RBC.

         (17) Neither RBMG nor RBC Merger Sub is a regulated investment company, a real estate investment trust or a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are assets held for investment. For purposes of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

         (18) On the date of the Merger, the fair market value of the assets of RBC will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

         (19) RBC is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

         (20) None of the compensation received by any stockholder-employees of RBC in contemplation of or as a result of the Merger will be separate consideration for, or allocable to, any of their shares of RBC Common Stock; none of the shares of RBMG Common Stock received by any stockholder-employees of RBC in exchange for RBC Common Stock in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees pursuant to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (21) The payment of cash in lieu of fractional shares of RBMG Common Stock is solely for the purpose of avoiding the expense and inconvenience to RBMG of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the RBC stockholders instead of issuing fractional shares of RBMG Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the RBC stockholders in exchange for their shares of RBC Common Stock. The fractional share interests of each RBC stockholder will be aggregated and no RBC stockholder

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will receive cash in an amount equal to or greater than the value of one full share of RBMG Common Stock.

                                    OPINION

Based on the foregoing, it is our opinion that:

         (1) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

         (2) No gain or loss will be recognized by RBC stockholders upon the exchange in the RBC Merger of their shares of RBC Common Stock for RBMG Common Stock;

         (3) The tax basis of the RBMG Common Stock received in the RBC Merger by an RBC stockholder will be the same as the tax basis of the RBC Common Stock exchanged for such RBMG Common Stock;

         (4) The holding period of the RBMG Common Stock received in the RBC Merger by an RBC stockholder will include the holding period of such stockholder in the RBC Common Stock exchanged for such RBMG Common Stock, provided that the RBC Common Stock is held as a capital asset at the time of the Merger;

         (5) An RBC stockholder who receives cash in the RBC Merger in lieu of a fractional share interest in RBMG Common Stock will be treated as having received such fractional share in the RBC Merger and then as having exchanged such fractional share for cash in a redemption subject to Section 302 of the Code; and

         (6) If an RBC stockholder dissents to the RBC Merger and receives solely cash in exchange for such stockholder's RBC Common Stock, such cash will be treated as having been received in redemption of the RBC Common Stock (or possibly RBMG Common Stock deemed to have been received in the Merger), subject to the provisions and limitations of Section 302 of the Code.

         The opinion expressed herein is based upon existing statutory, regulatory and judicial authority. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein that we have assumed to be true on the day hereof and at the time of

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the Merger. Our opinion cannot be relied upon if any of the material facts contained in such documents or in any such additional information are, or later become, inaccurate or if any of the material statements set out herein are, or later become, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger and this opinion does not address changes in the federal income tax laws adopted after the date of this opinion which changes could be effective prior to the date hereof.

         We notify you that a member of this Firm is a director and the secretary of RBC and RBMG and members of the Firm are stockholders of RBC and RBMG.

                               Very truly yours,

                               McNAIR LAW FIRM, P.A.


                               By: /s/ Joseph D. Walker
                                  -------------------------------
                                   A Member of the Firm